Exhibit 1

Press Releases    December 12, 2023 Choice Hotels    Launches Exchange Offer to Acquire All Outstanding Shares of Wyndham Hotels & Resorts Download    October 25,    2023 Choice Hotels Calls on Wyndham Hotels & Resorts to Engage in Discussions Download    October 17, 2023 Choice Hotels    Proposes to Acquire Wyndham Hotels & Resorts for $90.00 per Share in Cash-and-Stock Transaction Download    Investor Presentations    December 12, 2023 Exchange    Offer Laurch Investor Presentation LJownload    October 17, 2023 Cho ce Hotels Investor Presentation LJownload    lnfographics    Oec~mber 12, 2023 Exchange Offer Launch lnfographic Download    October 17, 2023 Download Choice Hotels lnfographic